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                                                                     EXHIBIT 3.4

                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                     AND RIGHTS OF SERIES C PREFERRED STOCK

                                       OF

                                  DIVINE, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

     The undersigned officers of divine, inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Third Amended and Restated Certificate of Incorporation of the said Corporation, as further amended, the said Board of Directors on July 30, 2002, adopted the following resolution creating a series of 1 (one) share of preferred stock designated as Series C Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Third Amended and Restated Certificate of Incorporation, as further amended, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

     SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "SERIES C PREFERRED STOCK", par value $0.001 per share, and the number of shares constituting such series shall be one (1).

     SECTION 2. DEFINITIONS. The following terms, when used herein, shall have the meanings indicated, unless the context otherwise requires.

     "COMMON STOCK" means a share of Class A common stock of the Company and any other securities into which such share may be changed.

     "COMPANY" means divine, inc., a corporation existing under the laws of Delaware.

     "DELANO" means Delano Technology Corporation, a corporation existing under the laws of Ontario.

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares of Delano, having the rights, privileges, restrictions, and conditions set out in Appendix 1 to the Plan of Arrangement (as defined below).

     "PLAN OF ARRANGEMENT" means the plan of arrangement pursuant to the Combination Agreement, dated as of March 12, 2002 and amended as of May 30, 2002, between the Company and Delano, relating to the arrangement of Delano under section 182 of the

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                                                                     EXHIBIT 3.4

     Ontario Business Corporation Act and any amendments or variations thereto made in accordance with the Plan of Arrangement or made at the direction of the ONTARIO SUPERIOR COURT OF JUSTICE.

     "TRUSTEE" means Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada.

     "VOTING AND EXCHANGE TRUST AGREEMENT" means the agreement dated July 31, 2002 by and among the Company, Delano, and the Trustee.

     SECTION 3. DIVIDENDS AND DISTRIBUTIONS. The holder of Series C Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

     SECTION 4. VOTING RIGHTS. (A) Except as otherwise provided by applicable law, the holder of record of the share of Series C Preferred Stock shall be entitled to all of the voting rights attributable to a holder of Common Stock, including the right to vote in person or by proxy, on any matters, questions, proposals, or propositions whatsoever that may properly come before the holders of Common Stock at a meeting of the Company's stockholders.

     (B) As contemplated by and in accordance with the Voting and Exchange Trust Agreement, the holder of record of the share of Series C Preferred Stock shall be entitled to a number of votes at meetings of holders of Common Stock of the Company equal to the number of votes that the holders of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by the Company or subsidiaries of the Company or held by persons directly or indirectly controlled by or under common control with the Company) would be entitled to if all such Exchangeable Shares were exchanged by the holders thereof for shares of Common Stock of the Company pursuant to the terms of the Exchangeable Shares.

     (C) Except as otherwise provided herein or by law, the holder of the share of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     SECTION 5. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, and subject to any prior rights of holders of shares of Preferred Stock ranking senior to the Series C Preferred Stock, the holder of the share of Series C Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders an amount equal to $0.001, before any payment shall be made to the holders of Common Stock or any other stock ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding-up.

     SECTION 6. RANKING. The Series C Preferred Stock shall rank junior to all other series of the Company's preferred stock, unless the terms of any such series shall provide otherwise.

     SECTION 7. REDEMPTION. The share of Series C Preferred Stock shall not be redeemable, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Company or subsidiaries of the Company or held by persons directly or indirectly controlled by or under common control with the Company) shall be outstanding, and no shares of stock, debt, options, or other agreements which could give rise to the issuance of any Exchangeable

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                                                                     EXHIBIT 3.4

Shares to any person shall exist, the Series C Preferred Stock shall automatically be redeemed, out of funds legally available therefor, for an amount equal to $0.001 due and payable upon such redemption. Upon any such redemption of the Series C Preferred Stock by the Company, the Series C Preferred Stock shall be cancelled and retired.

                         * * * [Signatures follow] * * *

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                                                                     EXHIBIT 3.4

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 31st day of July, 2002.

                                       divine, inc.


                                        /s/ ANDREW J. FILIPOWSKI
                                       ------------------------------------
                                       Name: Andrew J. Filipowski
                                       Title: Chief Executive Officer


Attest:


 /s/ JUDE M. SULLIVAN
-----------------------------------
Jude M. Sullivan, Secretary